BELL, BOYD & LLOYD LLC                        THREE FIRST NATIONAL PLAZA
                                              70 WEST MADISON STREET, SUITE 3300
                                              CHICAGO, ILLINOIS 60602-4207
                                              312.372.1121  FAX 312.372.2098

                                              OFFICES IN CHICAGO
                                              AND WASHINGTON, D.C.



                                September 5, 2000



Harris Insight Funds Trust
3200 Horizon Drive
King of Prussia, PA  19406

Ladies and Gentlemen:

         We have acted as counsel for Harris Insight Funds Trust (the "Trust") in connection with the registration under the Securities Act of 1933 (the "Act") of an indefinite number of Institutional shares of beneficial interest (the "Shares") of each of the series of the Trust designated Harris Insight Large-Cap Aggressive Growth Fund, Harris Insight Small-Cap Aggressive Growth Fund and Harris Insight Technology Fund in post-effective amendment no. 16 to the Trust's registration statement no. 33-649915 on form N-1A (the "Registration Statement").

         In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the amended and restated agreement and declaration of trust, as amended (the "Trust Agreement"), actions of the board of trustees of the Trust (the "Trustees") authorizing the issuance of the Shares and the Registration Statement.

         Based on such examination, we are of the opinion that upon the issuance and delivery of the Shares after the post-effective amendment has been declared effective and in accordance with the Trust Agreement and the actions of the Trustees authorizing the issuance of the Shares, and the receipt by the Trust of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid and nonassessable by the Trust.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust". Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust or any series of the Trust (each, a "Series"). However, the Trust Agreement disclaims shareholder liability for acts or obligations of the Trust and any Series and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust or the Trustees. The Trust Agreement provides for indemnification out of the property of a Series for all loss and expense of any shareholder of a Series held personally liable for the obligations of the Trust or a Series. Thus, the risk of a shareholder incurring financial loss on account of

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shareholder liability is limited to circumstances in which a Series itself would be unable to meet its obligations.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

                                            Very truly yours,

                                            /s/ Bell, Boyd & Lloyd LLC